RESOLUTIONS OF THE
EXECUTIVE COMMITTEE OF
UWHARRIE CAPITAL CORP

 WHEREAS, the persons named below are designated as Reporting Persons of
Uwharrie Capital Corp (the Company) for purposes of Rule 16a (Reporting Requirement):

 1.   Board of Directors    Uwharrie Capital Corp

 2.   Roger L. Dick    Chief Executive Officer - Uwharrie Capital Corp

 3.   Brendan P. Duffey     Executive Vice President & Chief Operating          Officer - Uwharrie Capital Corp

 4.   Christy D. Stoner    President & Chief Executive Officer -
        The Strategic Alliance Corporation           (subsidiary of Bank of Stanly), Strategic          Investment Advisors, Inc. and BOS Agency, Inc.

 5.   Jim L. Strayhorn    President & Chief Executive Officer -
        Anson Bank & Trust Co. (subsidiary bank)

 6. Willie D. Bill Lawhon, Jr.  President & Chief Executive Officer -
        Bank of Stanly (subsidiary bank)

 7.   Patricia K. Horton    Chief Executive Officer -
        Cabarrus Bank & Trust Company
        (subsidiary bank)

 8.   Sanjay V. Mistry    President -
        Cabarrus Bank & Trust Company
         (subsidiary bank)

 FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not Reporting Persons of the Company.

 FURTHER, those persons named will be responsible for complying with the Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths, incentive stock options, employee stock purchase plan, employee benefit plan, etc.) in order to prevent violations of Rule 16a and 16b.

Page Two
SEC Reporting Persons Resolution
UCC Executive Committee
June 15, 2004

 FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary will assist persons with reporting forms to ensure timely filings with the Securities and Exchange
Commission (SEC).

 FURTHER, the Reporting Persons authorize and designate Roger L. Dick or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed, for fiscal year 2004.  Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

______   (Approved by the UCC Executive Committee   June 15, 2004)